Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Embassy Bancorp, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form 8-A (No. 000-1449794) and Form S-8 (No. 333-165015) of Embassy Bancorp, Inc. of our report dated March 31, 2010, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

ParenteBeard LLC
Allentown, Pennsylvania
March 31, 2010